Exhibit 2.1

LOAN CONVERSION TO EQUITY AGREEMENT

This Loan Conversion to Equity Agreement (this “Agreement”) is made and entered into as of 4th November 2024,

BY AND BETWEEN:

(1)	Speed Logistic Global Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with its registered office at Office D, 19/F., EGL Tower, No. 83 Hung To Road, Kwun Tong, Kowloon, Hong Kong (the “Borrower”); and

(2)	Jie Zhao, an individual holding PRC Passport No. EC5697717, currently residing at 11B, Qingdian Building, Haibin Square, No.1036, Fuqiang Road, Futian District, Shenzhen City, Guangdong Province, PRC (the “Lender”).

WHEREAS:

(A)	The Lender, pursuant to a loan agreement dated 17 June 2024 (the “Loan Agreement”), loaned to the Borrower the principal sum of HK$3,000,000 (the “Loan”), with interest accruing at a rate of 5% per annum until maturity on 30 June 2026.

(B)	The parties have agreed that the full amount of the principal of the Loan, but not the accrued interest, shall be converted into equity in Speed Group Holdings Limited (the “New HoldCo”), being the proposed ultimate holding company of the Borrower, upon its incorporation.

(C)	The Lender further agrees to irrevocably waive all rights to receive any accrued or future interest under the Loan Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS & INTERPRETATION

1.1	Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

1.2	“Conversion Date” means the date on which the New HoldCo is duly incorporated and all necessary corporate approvals are obtained for the issuance of shares to the Lender and the Loan is converted.

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1.3	“Conversion Shares” means the fully paid ordinary shares of the New HoldCo to be issued to the Lender in exchange for the principal amount of the Loan.

2.	CONVERSION OF LOAN PRINCIPAL TO EQUITY

2.1	Subject to the terms of this Agreement, on the Conversion Date, the Borrower and the Lender agree that the entire principal amount of the Loan (i.e., HK$3,000,000) shall be converted into equity in the New HoldCo through the issuance of the Conversion Shares.

2.2	The number of Conversion Shares to be issued to the Lender shall be calculated based on the agreed valuation of the New HoldCo at the Conversion Date, as set forth in Schedule 1.

2.3	Upon issuance, the Lender shall be entered into the register of members of the New HoldCo as holder of the Conversion Shares and shall enjoy all rights attached thereto.

3.	WAIVER OF INTEREST

3.1	The Lender hereby irrevocably and unconditionally waives, releases and discharges the Borrower from any and all obligations in respect of interest (whether accrued or accruing) under the Loan Agreement.

3.2	It is expressly agreed that no part of the accrued interest or future interest under the Loan Agreement shall be payable to the Lender and no shares shall be issued in respect thereof.

4.	RELEASE & DISCHARGE

4.1	Upon completion of the issuance of the Conversion Shares, the Lender shall be deemed to have received full and final settlement of the Loan (excluding interest), and the Borrower shall be released from all obligations under the Loan Agreement, save for any provisions that expressly survive termination.

5.	CONDITIONS PRECEDENT

5.1	The conversion under this Agreement shall be conditional upon:

(a)	Incorporation of the New HoldCo under the laws of Cayman Island;

(b)	Approval by the boards and shareholders of the Borrower and the New HoldCo of the issuance of shares for the purpose of this conversion;

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(c)	Execution and delivery of all necessary documentation, including the issuance of a share certificate or register entry for the Conversion Shares to the Lender;

(d)	Delivery to the Lender of a certified copy of the constitutional documents of the New HoldCo showing the Lender as a shareholder.

6.	REPRESENTATIONS & WARRANTIES

Each party represents and warrants that:

6.1	It has full legal capacity and authority to execute and deliver this Agreement;

6.2	This Agreement constitutes a valid and binding obligation enforceable in accordance with its terms; and

6.3	All consents and approvals required for the execution and delivery of this Agreement and the transactions contemplated herein have been or will be obtained.

7.	GOVERNING LAW & JURISDICTION

7.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

7.2	The parties submit to the non-exclusive jurisdiction of the courts of Hong Kong.

8.	MISCELLANEOUS

8.1	This Agreement may be executed in counterparts, each of which shall be deemed an original.

8.2	This Agreement constitutes the entire agreement between the parties regarding its subject matter and supersedes all prior agreements and understandings, whether oral or written.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPEED LOGISTIC GLOBAL LIMITED
Authorized Signatory

/s/ Jie Zhao
JIE ZHAO
Lender

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Schedule 1- Terms of Conversion

(Attached to and forming part of the Loan Conversion to Equity Agreement)

1.	Principal Amount to be Converted:

HK$3,000,000.00 (Three Million Hong Kong Dollars)— representing the principal loan amount advanced under the Loan Agreement dated 17 June 2024.

2.	Interest:

All accrued and future interest under the Loan Agreement is irrevocably waived by the Lender and shall not form part of the conversion consideration.

3.	Recipient of Shares (Lender):

Mr. Jie Zhao

PRC Passport No. EC5697717

Address:	11B, Qingdian Building, Haibin Square, No. 1036, Fuqiang Road, Futian District, Shenzhen City, Guangdong Province, PRC.

4.	Issuer of Shares:

Speed Group Holdings Limited

Incorporated in: Cayman Islands

5.	Agreed Pre-Money Valuation of New HoldCo:

USD 1,275,168 (To be agreed by the parties prior to issuance)

6.	Number of Shares to be Issued:

29.8% Ordinary Shares of the New HoldCo, with a nominal value of USD447, to be issued fully paid to the Lender.

(The number of shares shall be calculated as: HK$3,000,000 + USS0.67114)

7.	Percentage Shareholding Post-Issuance:

29.8% of the total issued share capital of the New HoldCo immediately following the issuance of the Conversion Shares.

8.	Class and Rights of Conversion Shares:

Class: Ordinary Shares

Rights:

-	One vote per share at general meetings
-	Right to receive dividends as declared
-	Pro-rata entitlement upon distribution of assets on liquidation
-	Subject to restrictions or rights under any Shareholders’ Agreement or constitutional documents

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9.	Share Certificate and Register of Members:

A share certificate representing the Conversion Shares shall be issued to the Lender within 5 Business Days of the Conversion Date, and the Lender shall be recorded in the register of members of the New HoldCo as the legal and beneficial owner of such shares.

10.	Conditions to Issuance:

(a)	Incorporation and existence in good standing of the New HoldCo
(b)	Board and (if required) shareholder approval of the New HoldCo for the issuance
(c)	Delivery of executed Loan Conversion Agreement
(d)	All applicable corporate and regulatory approvals obtained
(e)	Execution of any Shareholders’ Agreement (if applicable)

11.	Other Provisions:

The Lender acknowledges and agrees that the Conversion Shares may be subject to transfer restrictions imposed under applicable law and/or shareholders’ agreements.

The Lender shall execute any necessary documents to give full effect to the conversion.

Note:	The legal name and jurisdiction of the New HoldCo must be inserted once incorporated.

This Schedule shall be deemed to form part of the Loan Conversion to Equity Agreement and shall be interpreted in accordance with the terms thereof.

Signed:

For and on behalf of
SPEED LOGISTIC GLOBAL LIMITED

/s/ Jie Zhao
JIE ZHAO
Dated: 4 November 2024

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